Exhibit 5.1

                           Veramark Technologies, Inc.
                               3750 Monroe Avenue
                            Pittsford, New York 14534


                                 March 21, 2000

Veramark Technologies, Inc.
3750 Monroe Avenue
Pittsford, New York 14534

Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 374,185 shares of common stock (the "Shares") of Veramark Technologies, Inc., a Delaware corporation ("Veramark"), I, as Vice President, Secretary and General Counsel of Veramark, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, I advise you that, in my opinion:

         1. Veramark has been duly incorporated and is an existing corporation in good standing under the laws of the state of Delaware.

         2. The Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus.

                                  Very truly yours,

                                   /s/ Robert L. Boxer

                                  Vice President, Secretary and
                                  General Counsel of Veramark Technologies, Inc.


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